Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2017 Second Quarter Results Leading to Record First Half Revenue and Earnings Per Share

  Sales increase 13 percent from prior year’s second quarter to $496 million, with all three segments contributing to 9 percent organic growth
  GAAP diluted EPS is $1.11; adjusted diluted EPS is $1.35 and an increase of 13 percent compared to the prior year’s second quarter
  Fiscal year-to-date EBITDA increases 13 percent compared to prior year to $217 million; fiscal year-to-date free cash flow before dividends increases 13 percent compared to prior year to $116 million, or 101 percent of net income
  Pro-forma 12 week order rates increase 13 percent over same period a year ago
  Third quarter 2017 guidance: sales expected to increase 15 to 19 percent over prior year, inclusive of 6 to 10 percent organic volume growth; GAAP diluted EPS in the range of $1.51 to $1.65, or $1.57 to $1.71 on an adjusted basis

WESTLAKE, Ohio--(BUSINESS WIRE)--May 22, 2017--Nordson Corporation (Nasdaq: NDSN) today reported results for the second quarter of fiscal year 2017. For the quarter ending April 30, 2017, sales were $496 million, a 13 percent increase from the prior year’s second quarter. This change in sales included a 9 percent increase in organic volume, a 6 percent increase related to the first year effect of acquisitions, and a negative 2 percent impact related to the unfavorable effects of currency translation as compared to the prior year’s second quarter. Reported operating profit was $104 million, net income was $65 million, and GAAP diluted earnings per share were $1.11. Prior year second quarter sales, operating profit, net income and diluted earnings per share were $438 million, $102 million, $71 million and $1.23, respectively. A reconciliation of GAAP diluted EPS to adjusted diluted EPS is included in the attached tables.

“These results demonstrate the underlying strength of our base business, the strategic fit of our recent acquisitions, and strong execution across the enterprise by our global team,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Excluding the Vention Medical AT acquisition which was not included in our quarterly guidance, our performance exceeded the high end of our revenue expectations, and operating margin expanded by one percentage point above the prior year second quarter. Second quarter organic sales growth of 9 percent is against a very challenging prior year comparison and is the result of organic growth in all segments and geographies. We’re also pleased with the four acquisitions we have added fiscal year to date, including Vention which closed during the quarter, all of which are performing as expected and where integration efforts are proceeding as planned.” Diluted earnings per share as adjusted grew 13 percent to $1.35 as compared to last year’s second quarter. Through the first six months of the fiscal year, EBITDA increased 13 percent compared to the prior year to $217 million, and free cash flow before dividends increased 13 percent to $116 million, representing strong cash conversion of 101 percent of net income. Adjusted EBITDA increased 20 percent and adjusted free cash flow before dividends increased 23 percent compared to the prior year. Calculations for EBITDA, adjusted EBITDA, free cash flow before dividends, and adjusted free cash flow before dividends are included in the attached tables.

Second Quarter Segment Results

Adhesive Dispensing Systems sales volume increased 5 percent compared to the prior year’s second quarter. “This is excellent organic growth for the segment against a challenging comparison, where organic growth was 9 percent in the same period last year,” said Hilton. “Packaging, general product assembly and polymer processing product lines drove the current quarter’s growth, with Asia Pacific and the Americas being the strongest areas geographically.” Reported operating margin in the segment was 29 percent in the quarter.

Advanced Technology Systems sales volume increased 34 percent compared to the prior year’s second quarter, including a 18 percent increase in organic volume and a 16 percent increase related to the first year effect of acquisitions. “The 18 percent organic volume growth is a very strong level against a very challenging prior year comparison where organic volume growth was 20 percent,” said Hilton. “The current quarter’s organic growth was broad based and increased by double digits across our product lines serving electronics, medical and industrial end markets and in all geographies except the Americas.” Reported operating margin in the segment improved 2 percentage points from the prior year to 26 percent in the quarter, or 27 percent when excluding short-term purchase accounting charges for the step-up in value of acquired inventory.

Industrial Coating Systems sales volume increased 3 percent compared to the prior year’s second quarter. “The sales volume increase was driven by our liquid painting and container coating product lines, with the U.S., Japan and Asia Pacific being strongest regionally,” said Hilton. Reported operating margin in the segment was 17 percent in the quarter.

Detailed results by operating segment and geography are included in the attached tables.

Order Rates and Backlog

Order rates for the 12-week period ending May 14, 2017, measured in constant currency, increased by 13 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2016 and 2017 acquisitions were owned in both years.

Backlog for the quarter ended April 30, 2017 was approximately $403 million, an increase of 37 percent compared to the same period a year ago, and inclusive of 18 percent organic growth and 19 percent growth due to acquisitions. Backlog amounts are calculated at April 30, 2017 exchange rates.

Outlook

For the third quarter of fiscal 2017, sales are expected to increase 15 percent to 19 percent as compared to the third quarter a year ago. This growth includes organic volume up 6 percent to up 10 percent, 10 percent growth from the first year effect of acquisitions, and a negative currency effect of 1 percent based on the current exchange rate environment. At the midpoint of this outlook, operating margin is expected to be approximately 24 percent, and GAAP diluted earnings per share are expected to be in the range of $1.51 to $1.65. This range of GAAP diluted earnings per share includes a charge of approximately $0.03 per share for previously announced restructuring related to facility consolidation within our Adhesive Dispensing segment, a charge of approximately $0.02 per share for short-term purchase accounting related to the step-up in value of acquired inventory, and an estimated corporate charge of $0.01 cent per share for acquisition transaction costs. EBITDA is expected to be approximately $164 million, an increase of 18 percent over the prior year.

“We are forecasting strong third quarter organic sales volume growth in each of our segments given the strength of our current backlog, recent order rates and project activity,” said Hilton. “Our recent acquisitions add to our profitable growth opportunities, particularly Vention AT, which significantly expands our medical platform and remains on track to deliver $0.05 to $0.10 cents EPS accretion this fiscal year, excluding transaction costs. At the midpoint of our third quarter guidance, operating margin is expected to be approximately 24 percent, or 25 percent excluding the third quarter charges highlighted above. This is an excellent outlook that builds on our record first half performance. Our global team remains focused on creating shareholder value by offering customers the best technology solutions and outstanding support across the diverse end markets we serve.”

Nordson management will provide additional commentary on these results and outlook during a conference call Tuesday, May 23, 2017 at 8:30 a.m. eastern time which can be accessed at www.nordson.com/investors. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Senior Director of Communications & Investor Relations at (440) 414-5639 or jim.jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ending April 30, 2017
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Second Quarter		Year-to-Date
	2017	2016	2017	2016

Net sales	$496,137	$437,592	$903,607	$809,812
Cost of sales	220,625	189,187	402,957	364,500
Selling & administrative expenses	171,981	146,501	321,201	291,430

Operating profit	103,531	101,904	179,449	153,882

Interest expense - net	(7,635)	(4,812)	(13,003)	(10,518)
Other income (expense) - net	(1,323)	1,727	(1,480)	2,529

Income before income taxes	94,573	98,819	164,966	145,893
Income taxes	30,050	28,218	50,455	34,131

Net Income	$64,523	$70,601	$114,511	$111,762

Return on sales	13%	16%	13%	14%
Return on average shareholders' equity	28%	41%	25%	33%

Average common shares outstanding (000's)	57,545	56,952	57,445	56,975
Average common shares and common share equivalents (000's)	58,232	57,334	58,126	57,320

Per share:

Basic earnings	$1.12	$1.24	$1.99	$1.96
Diluted earnings	$1.11	$1.23	$1.97	$1.95

Dividends paid	$.27	$.24	$.54	$.48

Total dividends	$15,524	$13,664	$30,999	$27,318

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

CONSOLIDATED BALANCE SHEET
	April 30	October 31
	2017	2016

Cash and marketable securities	$88,406	$67,239
Receivables	428,733	428,560
Inventories	275,806	220,361
Other current assets	35,900	29,415
Total current assets	828,845	745,575

Property, plant & equipment - net	319,973	273,129
Other assets	2,230,427	1,401,879
	$3,379,245	$2,420,583

Notes payable and debt due within one year	$141,026	$40,234
Accounts payable and accrued liabilities	315,467	291,309
Total current liabilities	456,493	331,543

Long-term debt	1,574,191	942,771
Other liabilities	386,292	294,666
Total shareholders' equity	962,269	851,603
	$3,379,245	$2,420,583

Other information:

Employees	7,213	6,104

Common shares outstanding (000's)	57,636	57,051

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

SECOND QUARTER PERIOD
Period Ending April 30, 2017
(Unaudited)

	Second Quarter		% Growth over 2016			Year-to-Date		% Growth over 2016
SALES BY BUSINESS SEGMENT	2017	2016	Volume	Currency	Total	2017	2016	Volume	Currency	Total

Adhesive dispensing systems	$226,943	$221,030	4.8%	-2.1%	2.7%	$434,780	$424,469	3.8%	-1.4%	2.4%
Advanced technology systems	210,142	158,555	33.7%	-1.2%	32.5%	355,502	276,415	30.0%	-1.4%	28.6%
Industrial coating systems	59,052	58,007	3.4%	-1.6%	1.8%	113,325	108,928	5.7%	-1.7%	4.0%

Total sales by business segment	$496,137	$437,592	15.1%	-1.7%	13.4%	$903,607	$809,812	13.1%	-1.5%	11.6%

	Second Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2017	2016				2017	2016

Adhesive dispensing systems	$65,719	$62,977				$118,775	$113,337
Advanced technology systems	54,306	38,731				80,669	46,704
Industrial coating systems	10,252	10,292				17,337	14,470
Corporate	(26,746)	(10,096)				(37,332)	(20,629)

Total operating profit by business segment	$103,531	$101,904				$179,449	$153,882

	Second Quarter		% Growth over 2016			Year-to-Date		% Growth over 2016
SALES BY GEOGRAPHIC REGION	2017	2016	Volume	Currency	Total	2017	2016	Volume	Currency	Total

United States	$156,095	$131,262	18.9%	-	18.9%	$281,616	$248,653	13.3%	-	13.3%
Americas	36,326	33,582	8.3%	-0.1%	8.2%	66,368	60,289	11.7%	-1.6%	10.1%
Europe	128,468	125,933	6.6%	-4.6%	2.0%	247,627	245,651	4.4%	-3.6%	0.8%
Japan	30,855	29,366	4.9%	0.2%	5.1%	55,032	48,869	9.4%	3.2%	12.6%
Asia Pacific	144,393	117,449	24.2%	-1.3%	22.9%	252,964	206,350	24.4%	-1.8%	22.6%

Total Sales by Geographic Region	$496,137	$437,592	15.1%	-1.7%	13.4%	$903,607	$809,812	13.1%	-1.5%	11.6%

	Second Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2017	2016				2017	2016

Net income	$64,523	$70,601				$114,511	$111,762
Depreciation and amortization	20,915	17,952				39,412	35,162
Other non-cash charges	5,926	4,566				11,633	8,758
Changes in operating assets and liabilities	(30,007)	(14,768)				(26,192)	(28,794)
Net cash provided by operating activities	61,357	78,351				139,364	126,888

Additions to property, plant and equipment	(16,950)	(14,428)				(27,029)	(25,521)
Proceeds from the sale of property, plant and equipment	98	784				3,598	871

Free cash flow before dividends	$44,505	$64,707				$115,933	$102,238

Adjustments:
Acquisition costs and adjustments, net of tax(1)	10,986	246				11,093	1,325
Free cash flow before dividends, adjusted	$55,491	$64,953				$127,026	$103,563

(1) Represents costs and adjustments associated with our fiscal 2017 and 2016 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; and transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING MAY 14, 2017
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	1%	United States	6%
Advanced technology systems	30%	Americas	33%
Industrial coating systems	4%	Europe	-3%
		Japan	61%
Total	13%	Asia Pacific	25%

		Total	13%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though our 2017 and 2016 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ending April 30, 2017
(Unaudited)

EBITDA	Second Quarter		Year-to-Date
	2017	2016	2017	2016

Net income	$64,523	$70,601	$114,511	$111,762
Adjustments:
Depreciation and amortization expense	20,915	17,952	39,412	35,162
Interest expense, net	7,635	4,812	13,003	10,518
Income taxes	30,050	28,218	50,455	34,131
EBITDA	$123,123	$121,583	$217,381	$191,573
Adjustments:
Acquisition costs and adjustments (1)	15,480	350	15,646	1,888
EBITDA As Adjusted	$138,603	$121,933	$233,027	$193,461

(1) Represents costs and adjustments associated with our 2017 and 2016 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; and transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

	Second Quarter		Year-to-Date
	2017	2016	2017	2016

Diluted EPS as reported (U.S. GAAP)	$1.11	$1.23	$1.97	$1.95

Short-term inventory purchase accounting adjustments	0.03	-	0.03	0.02
Acquisition costs	0.16	-	0.16	-
Severance and restructuring	0.01	0.02	0.01	0.03
Litigation settlement	-	(0.01)	-	(0.01)
Discrete tax items	0.04	(0.02)	0.04	(0.16)
Other pre-tax items related to discrete tax benefits	-	(0.03)	-	(0.03)

Diluted EPS as adjusted (Non-GAAP)	$1.35	$1.19	$2.21	$1.80

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculations of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Senior Director, Communications & Investor Relations
Jim.Jaye@nordson.com